Exhibit 10.9

KEY MINING CORP.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered by and between Key Mining Corp., a Delaware corporation (hereinafter, the “Company”), and John Ryan an individual residing in the State of New Jersey (hereinafter, “Executive”), effective as of__________________________________ , 2023 (the “Effective Date”).

WHEREAS, the Company and Executive have agreed that Executive will become the Company’s Vice President Corporate Affairs (“VP Corporate”), with the terms and conditions of his employment described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Employment.

(a)	Employment Period. Unless earlier terminated as provided in Section 3 of this Agreement or extended as hereafter provided, the term of Executive’s employment under this Agreement shall be for a period beginning on the Effective Date and ending one year thereafter. This Agreement and Executive’s employment shall be extended for successive one-year periods following the original term (through each subsequent anniversary thereafter) unless either party notifies the other in writing at least thirty (30) days prior to the end of the original term, or the end of any additional one-year renewal term, that the Agreement and Executive’s employment shall not be extended beyond its then current term. The time period during which Executive is employed by the Company pursuant to this Agreement is referred to herein as the “Employment Period.”

(b)	Title, Reporting, Responsibilities and Location. As of the Effective Date, Executive will be employed as the VP Corporate of the Company upon the terms and subject to the conditions of this Agreement. In such capacity, Executive shall report to the Chief Executive Officer (“CEO”) of the Company and shall have responsibilities as are commensurate with the position of VP Corporate and such other duties as shall be assigned to Executive from time to time by the CEO of the Company. The Executive shall work remotely from the Executive’s primary residence so long as the Executive is accessible by phone, e-mail and other electronic communications during business hours; provided however, the Executive will travel from time to time for business purposes at the Company’s request.

(c)	At-Will Employment. During the Employment Period, Executive will be employed by the Company on an at-will basis. Consequently, either Executive or the Company may terminate Executive’s employment at any time for any reason not prohibited by law.

(d)	Extent of Service. During the Employment Period, and excluding any periods of time off for vacation, illness or leave to which Executive is entitled in accordance with Company policy, Executive agrees to devote no less than twenty (20) hours per week and to devote his attention, skill and efforts to the faithful performance of Executive’s duties hereunder. Executive further agrees to perform Executive’s duties and responsibilities to the best of Executive’s abilities in a loyal, diligent, trustworthy, and business-like manner and diligently follow and implement all reasonable and lawful management policies and decisions with respect to which Executive is or should be aware.

2.	Compensation and Benefits.

(a)	Base Salary. During the Employment Period, the Company will pay to Executive a base salary (“Base Salary”), less normal withholdings, payable in equal installments as are customary under the Company’s payroll practices from time to time (but no less frequently than monthly). Initially, Executive’s Base Salary shall be one hundred and twenty thousand Dollars ($120,000) per year. The Company shall review Executive’s Base Salary annually and may increase Executive’s Base Salary in its sole discretion.

(b)	Annual Bonus. During the Employment Period, Executive also will be eligible to receive an annual calendar year-end performance bonus (“Annual Bonus”) targeted to equal 70% of Executive’s then Base Salary (“Target Bonus”), consistent with the Company’s bonus policies applicable to similarly situated executive employees of the Company that the Company may implement from time to time, and such Annual Bonus shall be prorated if Executive has not been employed for the entire calendar year. Except as otherwise set forth herein, such Annual Bonus for any applicable year will be paid only if Executive is employed by the Company or an Affiliate on the date on which the Annual Bonus for such year is to be paid. The amount of the Annual Bonus will be based on a number of different factors, including but not limited to, the performance and results of the Company, and achievement of Executive’s specific performance targets developed and evaluated by the Company. The Annual Bonus for any applicable year, as so determined, will be paid in the year following the year for which it is earned (less normal withholdings) in accordance with the Company’s policies and procedures, but no later than March 15 of the year following the calendar year for which Executive’s performance is measured. The Company retains the right to change these Annual Bonus criterion on a prospective basis at any time.

(c)	Equity Compensation. During the Employment Period, Executive will be entitled to receive total incentive compensation (including equity or equity-based grants) on a basis that is not less favorable than that provided to the other executive employees of the Company.

(d)	401(k) Plan. During the Employment Period, Executive shall be eligible to participate in the Company’s 401(k) plan, consistent with the terms of that plan.

(e)	Welfare Benefit Plans. During the Employment Period, Executive shall be eligible to participate in the welfare benefit plans, practices, policies and programs provided by the Company to the class of employees that includes Executive (including, without limitation, medical, prescription, dental, short-term disability, long-term disability, life insurance, accidental death and dismemberment insurance, and D&O insurance plans and programs but excluding any severance, termination or similar plan, practice, policy or program), consistent with the terms of the applicable plans, practices, policies and programs.

(f)	Expenses. The Company shall reimburse Executive for all reasonable travel, lodging, entertainment or other business expenses incurred by Executive during the Employment Period in the course of performing Executive’s duties under this Agreement in accordance with Company policy within thirty (30) days following submission of appropriate documentation of such reimbursable expenses. In no event will such reimbursements, if any, be made later than the last day of the calendar year following the calendar year in which Executive incurs the expense.

(g)	Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company provided to the class of employees that includes Executive, consistent with the terms of the applicable plan, practice, program or policy. Executive shall be entitled to take paid time off as specified in the Company’s paid time off policy.

3.	Termination of Employment.

(a)	Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period. If the Company determines that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give to Executive written notice of its intention to terminate Executive’s employment on account of Executive’s Disability. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of Executive, as determined in good faith by the Board of the Company (the “Board”) (excluding Executive’s vote, if Executive is then a member of the Board), to substantially perform the essential functions of Executive’s regular duties and responsibilities, with or without reasonable accommodation, due to a physical or mental illness or other impairment which has lasted (or can reasonably be expected to last) for a period of at least one hundred twenty (120) consecutive days or more than one hundred eighty (180) total days in any twelve (12)-month period.

(b)	Termination by the Company. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i)	Executive’s willful misconduct or gross negligence in connection with the performance of Executive’s duties (other than any such failure resulting from Disability);

(ii)	Executive’s intentional misappropriation or embezzlement of funds or property of the Company or one of its Affiliates;

(iii)	Executive’s fraud or dishonesty with respect to the Company or its Affiliates;

(iv)	Executive’s indictment for or entering of a guilty plea or plea of no contest with respect to any felony or any misdemeanor involving moral turpitude or dishonesty;

(v)	The Company’s receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Company or one of its Affiliates intends to institute any form of formal or informal regulatory action against Executive;

(vi)	Executive’s exhibition of a standard of behavior within the scope of or related to Executive’s employment that is materially disruptive to the orderly conduct of the Company’s or its Affiliates’ business operations (including, without limitation, substance abuse, sexual harassment or sexual misconduct);

(vii)	Executive’s material failure to perform Executive’s duties and responsibilities under this Agreement; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to Executive who shall have fifteen (15) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Company, susceptible to a cure; or

(viii)	Executive’s material breach of this Agreement that is not cured within fifteen (15) days after written notice of such breach from the Company.

For purposes of this Agreement, “Affiliate” means (i) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) that includes the Company as a member of the group; and (2) any member of a group of trades or businesses (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) that includes the Company as a member of the group, except that, for purposes of determining the members of a “controlled group of corporations,” the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3); and for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treas. Reg. § 1.414(c)-2.

(c)	Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions, if taken without Executive’s written consent:

(i)	Any action taken by the Company which results in a material reduction in Executive’s authority, duties or responsibilities, including any requirement that Executive report directly to anyone other than the CEO of the Company;

(ii)	The assignment to Executive of duties that are materially inconsistent with Executive’s authority, duties or responsibilities in the position of VP Corporate;

(iii)	Any decrease of more than ten percent (10%) in Executive’s Base Salary or Annual Bonus opportunity; or

(iv)	The Company’s material breach of this Agreement.

Notwithstanding the foregoing, Executive must give the Company written notice of any event or condition that would constitute Good Reason within thirty (30) days of the event or condition which would constitute Good Reason, and, upon the receipt of such written notice, the Company shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such thirty (30)-day period, any termination of employment by Executive for Good Reason must occur within thirty (30) days after the period for remedying such condition or event has expired (without the Company having remedied such condition or event).

(d)	Termination on Failure to Renew. The Company and Executive agree that Executive’s employment will terminate immediately following the expiration of the Employment Period, if either party notifies the other that the Employment Period shall not be extended as provided in Section 1(a) above (without any additional Notice of Termination).

(e)	Notice of Termination. Any termination by the Company with or without Cause, or by Executive with or without Good Reason, shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10(e) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(f)	Termination Date. “Termination Date” means (i) if Executive’s employment is terminated by the Company with or without Cause, or by Executive with or without Good Reason, the date specified in the Notice of Termination, or (ii) if Executive’s employment is terminated by reason of death or Disability, the date of death or the Disability Effective Date, as applicable.

4.	Obligations of the Company upon Termination.

(a)	Upon the termination of Executive’s employment for any reason:

(i)	the Company shall pay to Executive in a lump sum within thirty (30) days after the Termination Date (A) any Base Salary that has accrued but is unpaid and (B) any reimbursable expenses that have been incurred but are unpaid; and

(ii)	the Company shall provide any vested plan benefits that by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any such benefit plan in which Executive has participated as a Company employee and excluding (except as hereinafter provided in Section 4(c)) any Company severance pay program or policy) in accordance with the terms of such plans.

(b)	If Executive’s employment terminates on account of Executive’s death, Disability, termination by Executive without Good Reason, termination by the Company for Cause, or failure by Executive to renew the Agreement, the Company will make no further payments to Executive other than those described in Section 4(a).

(c)	If Executive’s employment terminates on account of a termination by the Company without Cause (and not due to Executive’s death or Disability), a failure by the Company to renew the Agreement or a termination by Executive for Good Reason, and if Executive complies with the other provisions in this Agreement, then in addition to those payments described in Section 4(a), Executive shall be entitled to:

(i)	Receive an amount equal to Executive’s Base Salary as in effect immediately preceding the Termination Date (or, if greater, Executive’s annual Base Salary as in effect immediately preceding any action by the Company described in Section 3(c) for which Executive terminated Executive’s employment for Good Reason) for a period of twenty-four (24) months, such period to commence immediately following the Termination Date, to be paid in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time (collectively, the “Severance Payment”); and

(ii)	Receive Executive’s Annual Bonus for any completed calendar year, to the extent earned for such year and unpaid as of the Termination Date; and

(iii)	Continue any health care (medical, dental and vision) plan coverage provided to Executive and Executive’s spouse and dependents at the time of the Termination Date for one (1) month after the Termination Date, on the same basis and at the same cost to Executive as available to similarly situated active employees of the Company during such period, provided Executive and Executive’s spouse and dependents are eligible for such continuation coverage as of the Termination Date. If Executive and Executive’s spouse and dependents are eligible for such coverage as of the Termination date but the Company reasonably determines that maintaining such coverage for Executive or Executive’s spouse or dependents is not practicable under the terms and provisions of such plans and programs (or where such continuation would adversely affect the tax status of the plan or program pursuant to which the coverage is provided), the Company shall pay Executive cash payments equal to the estimated cost of the expected Company contribution therefor for such same period of time, with such payments to be made in accordance with the established payroll practices of the Company (no less frequently than monthly) for the period during which such cash payments are to be provided.

(d)	Notwithstanding any other provision of this Agreement, Executive’s right to receive any payments under Section 4(c) of this Agreement is contingent upon and subject to Executive signing and delivering to the Company a complete general release of all claims against the Company and its Affiliates in a form acceptable to the Company (the “Release”), and allowing the applicable revocation period required by law to expire without revoking or causing revocation of same, within the sixty (60) days following the Termination Date. Any payments to be made, or benefits to be provided, under Section 4(c) of this Agreement prior to the date the Release becomes effective and irrevocable shall be accumulated and paid, or, as to benefits, provided at Executive’s cost and reimbursed, in a lump sum on the first payroll date occurring after the Release becomes effective and irrevocable, except that, if the sixty (60) days for Executive to deliver the signed Release to the Company and the revocation period thereunder to expire without Executive having elected to revoke the Release, spans more than one calendar year, none of the payments or reimbursements under Section 4(c) of this Agreement can commence until the subsequent calendar year.

(e)	If Executive holds any other office with the Company or one of its Affiliates (other than as a member of the Company’s Board of Directors) and Executive’s employment terminates for any reason whatsoever, Executive shall immediately resign from any such office (other than as a member of the Company’s Board of Directors), effective as of the Termination Date.

5.	Restrictive Covenants.

(a)	Acknowledgment. Executive acknowledges that in the course of Executive’s employment, Executive has learned and will learn about the business, services, materials, programs, plans, processes, products, of the Company and its Affiliates and the manner in which these are developed, marketed, serviced and provided. Executive knows and acknowledges that the Company and its Affiliates have invested considerable time and money in developing its businesses, services, materials, programs, plans, processes, products, and marketing techniques. Executive further acknowledges that Executive must keep secret all pertinent information divulged to Executive regarding the Company’s or its Affiliates’ business concepts, services, materials, ideas, programs, plans, processes, products, and marketing techniques so as not to aid competitors of the Company or its Affiliates. As a material inducement to the Company to enter into the Agreement, and the recognition of the valuable experience, knowledge, and proprietary information Executive will gain from employment with the Company, Executive agrees to abide by and adhere to the restrictive covenants set forth in Sections 5(c), (d), (e), (f), and (g) (the “Restrictive Covenants”).

(b)	Definitions. For purposes of Section 5, the following terms shall have the following meanings:

(i)	“Confidential Information” shall mean proprietary or confidential data, information, documents, or materials (whether oral, written, electronic or otherwise) that belongs to or pertains to the Company and which was disclosed to Executive or which Executive became aware of as a consequence of Executive’s employment with the Company, which is of tangible or intangible value to the Company, and the details of which are not generally known to the competitors of the Company. The term “Confidential Information” shall include (but is not limited to) (a) the identity of the Company’s customers or potential customers, their email and home addresses and telephone numbers and the terms or proposed terms upon which the Company offers or may offer its products and services to such customers, (b) the identity of the Company’s vendors or potential vendors, and the terms or proposed terms upon which the Company may purchase products and services from such vendors, (c) personnel or salary data or other confidential information about personnel of the Company, (d) marketing and/or business plans and retains strategies, (e) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, (f) technology used by the Company to provide its services, and (g) any information which has been disclosed to the Company by a third party and which the Company is obligated to treat as confidential. Notwithstanding the foregoing, the term “Confidential Information” shall not mean data or information which has been voluntarily disclosed to the public by the Company (except where such public disclosure was made by Executive without authorization), independently developed and disclosed by others, or otherwise entered the public domain through lawful means. Nothing in this Agreement shall prohibit, prevent or restrict Executive from making disclosures, discussions, or statements relating to sexual harassment or sexual assault conduct or settlements or from reporting any allegations of unlawful conduct to federal, state or local officials or to an attorney retained by Executive.

(ii)	“Material Contact” shall mean the contact between Executive and a customer or prospective customer of the Company (a) with whom or which Executive dealt on behalf of the Company; (b) whose dealings with the Company were coordinated or supervised by Executive; (c) about whom Executive obtained confidential information in the ordinary course of business as a result of Executive’s association with the Company; or (d) who received products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the twenty-four (24) months prior to the Termination Date.

(iii)	“Restricted Period” shall mean the twelve (12) months following the Termination Date.

(iv)	“Trade Secrets” shall mean a trade secret of the Company as defined by applicable law.

(v)	“Work Product” shall mean all tangible work product, property, data, documentation, concepts or plans, inventions, improvements, techniques, and processes relating to the Company that were conceived, discovered, created, written, revised, or developed by Executive during Executive’s employment with the Company.

(c)	Confidentiality.

(i)	Non-Disclosure. Executive agrees that during Executive’s employment and at all times following the Termination Date, Executive will not directly or indirectly use, copy, disclose, publish or otherwise distribute to any other person or entity any Confidential Information or Trade Secrets (other than in the performance of Executive’s duties for the Company). While employed by the Company, Executive shall take all reasonable efforts to protect and maintain the confidentiality of Confidential Information and Trade Secrets of the Company. In the event that Executive becomes aware of unauthorized disclosures of the Confidential Information or Trade Secrets by anyone at any time, whether intentionally or by accident, Executive shall promptly notify the Chief Executive Officer. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding or to limit Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law.

(ii)	Exception for Disclosure of Trade Secrets in Certain Circumstances. Notwithstanding anything herein to the contrary, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation for reporting a suspected violation of law, Executive may disclose the Trade Secret to his or her attorney and use the Trade Secret information in the court proceeding, as long as Executive files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

(d)	Non-Solicitation of Customers. Executive agrees that during the Restricted Period, Executive will not directly or through the direction or control of others, either on Executive’s own behalf or on behalf of any other person or entity, solicit, or attempt to solicit (including but not limited to through in-person communications, telephone, email, regular mail, express mail, fax, social media post, social media message or instant message) any of the Company’s customers (or any actively sought prospective customer of the Company) with whom Executive had Material Contact during the twenty-four (24) months prior to the Termination Date for the purpose of offering or providing any products or services that are similar to or competitive with those provided by the Company.

(e)	Non-Solicitation of Suppliers. Executive agrees that during the Restricted Period, Executive will not directly or through the direction or control of others, either on Executive’s own behalf or on behalf of any other person or entity induce or attempt to induce any of the Company’s suppliers (or any actively sought prospective supplier of the Company) with whom Executive had contact in person, by telephone, or by paper or electronic correspondence in furtherance of the business interests of the Company during the twenty-four (24) months prior to the Termination Date to cease doing business with the Company or reduce or otherwise adversely change its business with the Company.

(f)	Non-Solicitation of Employees and Contractors. Executive agrees that during the Restricted Period, Executive will not directly or indirectly, either on Executive’s own behalf or on behalf of any other person or entity, (a) solicit, attempt to solicit, induce, or attempt to induce any employee or independent contractor of the Company with whom Executive had direct personal contact during the twenty-four (24) months prior to the Termination Date to terminate or lessen his or her affiliation with the Company or to violate the terms of any agreement or understanding between that individual and the Company. Notwithstanding anything herein to the contrary, the parties agree that a general solicitation that is not directed specifically to the Company’s employees or independent contractors will not violate this Section.

(g)	Non-Disparagement. Executive agrees that Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any negative, disparaging, or unflattering remarks, comments, or statements concerning the Company’s business, products or services or make any maliciously false statements about the Company’s employees or officers. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent Executive from testifying truthfully under oath in a judicial proceeding or to limit Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law or with an attorney retained by Executive.

(h)	Work Product. All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by the Company. Executive hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest in or to any Work Product. To the extent the Work Product is deemed to be other than a “work made for hire,” Executive hereby assigns all right, title and interest in and to the Work Product to the Company and agrees to execute all documents requested by the Company to confirm such assignment.

(i)	Reasonableness of Restrictions. Executive and the Company expressly acknowledge and agree that the scope, territorial, time, and other restrictions contained in Section 5 are necessary to protect the business interests of the Company given the businesses of the Company and the competitive nature of the Company’s industry; and that Executive’s skills are such that Executive could easily find alternative, commensurate employment or consulting work in Executive’s field which would not violate any of the provisions of the Agreement.

(j)	Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that, in the event Executive breaches any of the Restrictive Covenants, the Company shall be entitled to specific performance and injunctive relief, without the necessity of proving actual damage or posting any bond, to enforce or prevent any violation of the Restrictive Covenants by Executive, it being agreed that any breach of the Restrictive Covenants will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Executive understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the Restricted Period shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the Restricted Period. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Company and Executive understand and agree that, if the parties become involved in legal action regarding the enforcement of the Restrictive Covenants, the prevailing party in such legal action will be entitled, in addition to any other remedy, to recover its reasonable costs and attorneys’ fees incurred in enforcing or defending action with respect to such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of Executive based on, or arising out of, this Agreement or any other event or transaction.

6.	Return of Property and Information. Executive agrees to return to the Company all property and information of the Company (including but not limited to Confidential Information and Trade Secrets) within Executive’s possession or control within seven (7) calendar days following the Termination Date or at any time upon request of the Company. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company to Executive or which Executive has developed or collected in the scope of Executive’s employment with the Company, as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, Executive shall certify in writing that Executive has complied with this provision and has permanently deleted all Company information from any computers or other electronic storage devices or media owned by Executive. Executive may only retain information relating to Executive’s own compensation and benefits.

7.	Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.	Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any applicable law, regulation or ruling.

9.	Section 409A. It is intended that any payment or benefit which Executive is to be paid or provided in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be paid or provided in such manner, and at such time, as will either be exempt from or in compliance with the requirements of Section 409A of the Code, and the Agreement will be interpreted consistent with such intent. For purposes of this Agreement, (i) all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code and (ii) termination of employment shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than fifty (50%) percent of the average level of bona fide services performed over the immediately preceding 36-month period (or, if lesser, Executive’s period of service). If Executive is deemed on the date of separation from service with the Company to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed for six (6) months in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall be paid on the earlier of (i) the first day of the seventh (7th) month measured from the date of Executive’s separation from service or (ii) the date of Executive’s death. In the case of benefits required to be delayed under Code Section 409A, Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six (6) month delay period and then be reimbursed by the Company thereafter on the first day of the seventh (7th) month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death. Notwithstanding any other provision of this Agreement, the Company is authorized to amend this Agreement to amend or void any election made by Executive under this Agreement and/or to accelerate or delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be reasonably necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code. Neither the Company nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, neither the Company nor its Affiliates shall be liable to Executive or any other person if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

10.	Miscellaneous.

(a)	Construction of Agreement, Modification and Severability. The provisions of this Agreement shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If a court determines that any provision of this Agreement is overly broad or otherwise unenforceable as written, the parties authorize such court to modify and enforce such provision to the extent the court deems reasonable. If any provision of this Agreement is found by a court to be overbroad and unenforceable and not capable of modification, it shall be severed and the remaining covenants and provisions enforced in accordance with the tenor of the Agreement.

(b)	Entire Agreement. This Agreement contains the entire agreement and understanding between the Company and Executive concerning the subject matter hereof and supersedes any existing agreement entered into by Executive and the Company relating to the same subject matter.

(c)	Modification. This Agreement may not be modified or amended by the parties, except by a writing executed by Executive and an authorized representative of the Company that specifically identifies the provision to be modified or amended.

(d)	Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(e)	Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by reputable overnight courier service or mailed by first-class mail, return receipt requested:

To the Company:

Key Mining Corp.

701 Brickell Ave.

Suite 1550

Miami, FL 33131

clopez@keyminingcorp.com

Copy to: info@keyminingcorp.com

To Executive:

John Ryan

703 Highview Dr.

Wyckoff, NJ 07481

Silver4262@yahoo.com

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(f)	Governing Law and Forum. The laws of the state of Delaware shall apply to all questions regarding the interpretation, modification, breach or enforcement of this Agreement, without regard to conflicts-of-law principles. The parties agree that they will not file any action arising out of this agreement other than in a state or federal court located in Wilmington, Delaware. The parties consent to personal jurisdiction and venue solely within these forums and waive all otherwise possible objections thereto.

(g)	Assignment; Third-Party Beneficiaries. The Company may assign this Agreement to any subsidiary or corporate affiliate or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise), and the rights of the Company hereunder shall inure to the benefit of its successors and assigns. Executive may not assign this Agreement, as the obligations hereunder are personal to Executive. The Company’s Affiliates are intended to be third-party beneficiaries of the Restrictive Covenants in this Agreement and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such entities hereunder.

(h)	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the dates set forth below.

Key Mining Corp.

Name:	Cesar Lopez
Title:	CEO

Executive

Name:	John Ryan
Date: